Exhibit 99.1

AGS REPORTS FIRST QUARTER 2020 RESULTS

•	Primary Focus Remains on the Health and Well-being of Our Employees and their Families, our Customers, and the Broader Communities in Which We Operate
•	Company Acted Quickly to Implement Cost-Saving Measures and Capital Expenditure Reductions
•	Additional Financing Positions the Company to Maintain Financial Flexibility and Uphold Critical Operations in this Unprecedented Time

LAS VEGAS, MAY 7, 2020 - AGS (NYSE: AGS) ("AGS", "us", "we" or the "Company") today reported operating results for its first quarter ended March 31, 2020.

AGS President and Chief Executive Officer David Lopez said, "As a result of the global impact of COVID-19, particularly near the end of the quarter, the gaming industry was significantly impacted with essentially all North American gaming facilities closed at the end of March. Casino closures resulted in significant revenue interruptions and increased business uncertainty.  Our team took early steps to formulate and implement a comprehensive plan that included costs savings through Company-wide salary reductions, layoffs, and furloughs, capital expenditure reductions, and strengthening our liquidity position.  Through these initial steps, we were able to reduce our estimated monthly cash outflow nearly 80% to approximately $4 million, which does not include our monthly debt service costs of $3.8 million.  We are approaching the uncertainty and challenges in the second quarter and the rest of 2020 with resolve and from a position of strength given the recent reinforcement of our balance sheet and operational initiatives. With our strong culture underpinning our recovery efforts, we are focused on not simply managing through the crisis, but building a strong future for our employees, customers, and shareholders."

Kimo Akiona, AGS' Chief Financial Officer, added, “In addition to the operational savings and cash-saving programs that we have implemented, we have taken measures to ensure that the Company is in the best possible liquidity position given the current operating environment. These measures included drawing the full $30 million under the existing revolving credit facility during the quarter and postponing substantially all capital expenditures and related projects. On May 1, 2020, we entered into an incremental agreement in which we incurred incremental term loans of $95 million and obtained covenant relief on our net first lien leverage ratio for the remaining periods in 2020."

Summary of the Three Months Ended March 31, 2020 and 2019

(In thousands, except per-share and Adjusted EBITDA margin data)

	Three Months Ended March 31,
	2020	2019	$ Change	% Change
Revenues:
EGM	$50,355	$69,655	$(19,300)	(27.7)%
Table Products	2,482	2,156	326	15.1%
Interactive	1,476	1,231	245	19.9%
Total revenues	$54,313	$73,042	$(18,729)	(25.6)%
(Loss) income from operations	$(5,183)	$8,348	$(13,531)	(162.1)%
Net loss attributable to PlayAGS, Inc.	$(14,419)	$(82)	$(14,337)	N/A
Loss per share	$(0.41)	$-	$(0.41)	N/A

Adjusted EBITDA:
EGM	$23,372	$36,722	$(13,350)	(36.4)%
Table Products	898	478	420	87.9%
Interactive	231	(935)	1,166	(124.7)%
Total Adjusted EBITDA(1)	$24,501	$36,265	$(11,764)	(32.4)%
Total Adjusted EBITDA margin(2)	45.1%	49.6%	N/A	(450) bps

First Quarter 2020 Financial Results

•	Due to business disruption caused by the global spread of COVID-19 and the actions by governments and businesses to contain the virus, nearly all of our customers have closed their operations and the markets that we serve have been severely impacted. This affected several metrics noted above, specifically revenues, net loss, Adjusted EBITDA, and Adjusted EBITDA margin.
•	Total revenue decreased 26% to $54.3 million, primarily due to decreased unit sales and gaming operations revenue in our EGM segment as a result of business disruptions and casino closures.
•

Gaming operations revenue, or recurring revenue, decreased to $42.7 million, or 19% year-over-year, due to disruptions in revenue from leased EGMs that were non-operational, and slightly offset by increased Table Products and real-money gaming ("RMG") revenue.

•

Net loss of $14.4 million increased year-over-year from net loss of $0.1 million in the prior year, primarily due to the decrease in revenue from our EGM segment, offset by decreases in SG&A and cost of equipment sales.

•	Total Adjusted EBITDA (non-GAAP)(1) decreased 32% to $24.5 million, driven by decreased revenue from our EGM segment and slightly offset by growth in our Table Products and Interactive segments.
•

Total Adjusted EBITDA margin (non-GAAP)(1) decreased to 45% in the first quarter of 2020 compared to 50% in the prior year, driven by several different factors, most notably due to business disruptions in our EGM segment due to casino closures.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, see non-GAAP reconciliation below.

(2) Basis points ("bps")

EGM

Three Months Ended March 31, 2020 compared to Three Months Ended March 31, 2019

(Amounts in thousands, except unit data)	Three Months Ended March 31,
	2020	2019	$ Change	% Change
EGM segment revenues:
Gaming operations	$38,885	$49,500	$(10,615)	(21.4)%
Equipment sales	11,470	20,155	(8,685)	(43.1)%
Total EGM revenues	$50,355	$69,655	$(19,300)	(27.7)%

EGM Adjusted EBITDA	$23,372	$36,722	$(13,350)	(36.4)%

EGM unit information:
VLT	512	667	(155)	(23.2)%
Class II	12,291	12,191	100	0.8%
Class III	5,000	5,940	(940)	(15.8)%
Domestic installed base, end of period	17,803	18,798	(995)	(5.3)%
International installed base, end of period	8,286	8,510	(224)	(2.6)%
Total installed base, end of period	26,089	27,308	(1,219)	(4.5)%

Installed base - Oklahoma	9,745	10,193	$(448)	(4.4)%
Installed base - non-Oklahoma	8,058	8,605	$(547)	(6.4)%
Domestic installed base, end of period	17,803	18,798	$(995)	(5.3)%

Domestic revenue per day	$21.08	$26.42	$(5.34)	(20.2)%
International revenue per day	$6.89	$8.68	$(1.79)	(20.6)%
Total revenue per day	$16.57	$20.73	$(4.16)	(20.1)%

Domestic EGM units sold	426	1,024	(598)	(58.4)%
International EGM units sold	38	-	38	100.0%
Total EGM units sold	464	1,024	(560)	(54.7)%

Domestic average sales price	$17,564	$18,738	$(1,174)	(6.3)%

EGM Quarterly Results

Domestic Gaming Operations(3)
•	Domestic gaming operations revenue decreased $9.1 million, or 21%, driven by disruptions in lease revenue from EGMs that were non-operational as noted above and to a lesser extent, a decreased installed base compared to the prior year period.
•	Domestic EGM installed base decreased by 995 units year-over-year, primarily due to the sale of 395 previously leased, lower-yielding Oklahoma units to distributors in the current period and 327 in the fourth quarter of 2019.(4) The prior year installed base included 150 VLT units that were purchased in an end-of-lease buyout.(5)
•	Domestic EGM revenue per day ("RPD") decreased 20% to $21.08 compared to $26.42 in the prior year period, driven by non-operational EGMs in the latter part of the quarter.
•	Oklahoma RPD decreased compared to the prior year period driven primarily by non-operational EGMs in the quarter. Oklahoma RPD for the two months ended February 29, 2020, decreased 7%, to $18.98 compared to $20.47 in the prior year period, driven by the decrease in product performance that was discussed in previous quarterly results and the impact of EGMs purchased from Integrity in February 2019. The 7% decrease in Oklahoma RPD represents a lower degradation from fourth quarter RPD which was down 9% year-over-year, as a result of targeted countermeasures.
International Gaming Operations
•	International gaming operations revenue decreased by 24% year-over-year, driven primarily by business disruption and casino closures in Mexico.
•	International RPD decreased by $1.79, or 21%, due largely to casino closures in March.
Equipment Sales
•	Domestic EGM units sold decreased by nearly 600 units compared to the prior year period, primarily due to business disruptions related to COVID-19 as noted above. The sale of 395 previously leased, lower-yielding units were not included in our sold unit count or domestic average sales price ("ASP") for the current period.
•	ASP for EGMs decreased to $17,564 from $18,738 in the prior year period driven by product mix.
•	EGM equipment sales revenue was driven by sales in early-entry markets such as New York, Canada, Rhode Island, and Michigan.
Product Highlights
•	Initial placements of our new premium, lease-only Starwall in Oklahoma. Prior to the casino shutdowns from COVID-19, initial performance was more than 2x house average.
•	Initial placements of nearly 50 Orion Rise cabinets in the quarter, in markets such as Oklahoma, Florida, Indiana, and California.

(3) "Domestic" includes both the United States and Canada.

(4) The 395 units were not included in our sold unit count or ASP for the current period.

(5) The VLT units were not included in our sold unit count for either period.

Table Products

Three Months Ended March 31, 2020 compared to Three Months Ended March 31, 2019

(Amounts in thousands, except unit data)	Three Months Ended March 31,
	2020	2019	$ Change	% Change
Table Products segment revenues:
Gaming operations	$2,324	$2,130	$194	9.1%
Equipment sales	158	26	132	507.7%
Total Table Products revenues	$2,482	$2,156	$326	15.1%

Table Products Adjusted EBITDA	$898	$478	$420	87.9%

Table Products unit information:
Table Products installed base, end of period	3,897	3,285	612	18.6%
Average monthly lease price	$197	$217	$(20)	(9.2)%

Table Products Quarterly Results

•	Total Table Products revenue increased 15% to $2.5 million, driven by an increase of 612 units year-over-year and increased equipment sales despite casino closures in the quarter. Total Table Products revenue for the two months ended February 29, 2020 increased 26% to $2.0 million compared to $1.5 million in the prior year period driven, by continued product momentum.
•

Gaming operations revenue increased $0.2 million, or 9%, driven by the continued growth of our progressive offerings; Bonus Spin, Royal 9 Baccarat Progressive, and Super 4 Progressive Blackjack, as well as our Buster Blackjack side bet, our new Dex S card shuffler, and our Criss Cross Poker premium game offering.

•	Equipment sales revenue increased $0.1 million due to the sales of both our new Dex S card shuffler and our table signage.
•	Installed base of table game progressives reached nearly 1,350 units, up 30% year-over-year.
•	Installed base of side bets reached nearly 2,200 units in the quarter.
•	Progressive conversions from competitor progressives to our own STAX Progressives in the first half of 2019, which helped drive the Adjusted EBITDA increase.

Interactive

Three Months Ended March 31, 2020 compared to Three Months Ended March 31, 2019

(Amounts in thousands)	Three Months Ended March 31,
	2020	2019	$ Change	% Change
Interactive segment revenue:
Social gaming revenue	$822	$958	$(136)	(14.2)%
Real-money gaming revenue	654	273	381	139.6%
Total Interactive revenue	$1,476	$1,231	$245	19.9%

Interactive Adjusted EBITDA	$231	$(935)	$1,166	(124.7)%

Interactive Quarterly Results

•	Total revenue increased $0.2 million while Adjusted EBITDA increased $1.2 million compared to the prior year.
•	Interactive segment reported positive Adjusted EBITDA, up both year-over year and sequentially, due to cost savings from the restructuring of our social business discussed in the previous quarter, as well as an increase in RMG revenue.
•	RMG revenue increased $0.4 million driven by the continued launch of our EGM content in the European RMG market as well as our recent launch into the New Jersey RMG market.
•	Our RMG platform in New Jersey currently has five operators, with recent addition of Caesars Entertainment in the quarter and the addition of Golden Nugget, Resorts Digital Gaming, and Mohegan Sun in the previous quarter.

Balance Sheet Review

As of March 31, 2020, we had $43.6 million in cash and cash equivalents compared to $13.2 million at December 31, 2019. Total principle amount of debt as of March 31, 2020, of $562.4 million was predominantly comprised of first lien term loans of $530.6 million, which mature in 2024, and a first lien revolving credit facility of $30.0 million, which matures in 2022. On March 19, 2020, the Company borrowed under the revolving credit facility the full amount of $30.0 million as a precautionary measure to increase the Company’s cash position and facilitate financial flexibility in light of current uncertainty in the gaming industry resulting from the COVID-19 pandemic.

Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents as of March 31, 2020, was approximately $518.9 million compared to $520.6 million at December 31, 2019. Net debt as of March 31, 2020 decreased by $1.7 million compared to December 31, 2019. Our Total Net Debt Leverage Ratio increased from 3.6 times at December 31, 2019, to 3.9 times at March 31, 2020, see Total Net Debt Leverage Ratio Reconciliation below.(6) Capital expenditures decreased $8.4 million to $10.6 million in the first quarter, compared to $19.0 million in the prior year period due to a reduction of EGM units placed on lease as a result of the casino closures and impacts of COVID-19.

Recent Developments

On May 1, 2020, we entered into an amendment to the First Lien Credit Agreement (the "Amendment No. 4") that provided for additional financing of $95.0 million, of which we received $83.5 million after original issue discount and related fees. As a result of the additional financing, coupled with existing cash balances, we believe we have sufficient liquidity to fund our operating requirements and meet our obligations as they become due for at least the next 12 months. Amendment No. 4 also implemented a financial covenant relief period (the “Financial Covenant Relief Period”) through December 31, 2020, and implemented a revised calculation of EBITDA commencing on the first day after the expiration of the Financial Covenant Relief Period and ending on the first day of the fourth fiscal quarter after the expiration of the Financial Covenant Relief Period.  As a result of this Amendment No. 4, and based on our projected operating results for the next 12 months, we expect that we will be in compliance with our debt covenants under the First Lien Credit Agreement for at least the next 12 months.

2020 Outlook

On March 20, 2020, due to the developments related to the COVID-19 outbreak, we withdrew our 2020 annual guidance provided under the heading “2020 Outlook” in our Press Release dated March 4, 2020.  We are currently unable to provide updated guidance.

(6) Total Adjusted EBITDA and total net debt leverage ratio are non-GAAP measures, see non-GAAP reconciliation below.

Conference Call and Webcast

On May 7, 2020, at 5 p.m. EDT, AGS leadership will host a conference call to present the first quarter 2020 results. Listeners may access a live webcast of the conference call, along with accompanying slides, at AGS' Investor Relations website at http://investors.playags.com/. A replay of the webcast will be available on the website following the live event. To listen by telephone, the U.S./Canada toll-free call-in number is +1 (844) 746-0637 and the call-in number for participants outside the U.S./Canada is +1 (412) 317-5261. The conference ID/confirmation code is “AGS Q1 2020 Earnings Call”.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino and real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Media & Investor Contacts:

Julia Boguslawski, Chief Marketing Officer and Executive Vice President of Investor Relations

jboguslawski@playags.com

Steven Kopjo, Director of Investor Relations

skopjo@playags.com

©2020 PlayAGS, Inc. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc. Solely for convenience, marks, trademarks and trade names referred to in this press release appear without the ® and  TM and SM  symbols, but such references are not intended to indicate, in any way, that PlayAGS, Inc. will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these marks, trademarks and trade names.

Forward-Looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions, the effects of COVID-19 on the Company’s business and results of operations and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	March 31,	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$43,564	$13,162
Restricted cash	20	20
Accounts receivable, net of allowance of $451 and $723, respectively	39,716	61,224
Inventories	39,015	32,875
Prepaid expenses	4,999	2,983
Deposits and other	5,172	5,332
Total current assets	132,486	115,596
Property and equipment, net	94,043	103,598
Goodwill	283,273	287,049
Intangible assets	219,458	230,451
Deferred tax asset	3,750	4,965
Operating lease assets	11,039	11,543
Other assets	6,659	9,176
Total assets	$750,708	$762,378

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$14,260	$15,598
Accrued liabilities	23,877	34,840
Current maturities of long-term debt	6,071	6,038
Total current liabilities	44,208	56,476
Long-term debt	547,844	518,689
Deferred tax liability - non-current	1,482	1,836
Operating lease liabilities, long-term	10,672	11,284
Other long-term liabilities	33,960	40,309
Total liabilities	638,166	628,594
Commitments and contingencies
Stockholders’ equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	-	—
Common stock at $0.01 par value; 450,000,000 shares authorized at March 31, 2020 and at December 31, 2019; and 35,587,851 and 35,534,558 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively.	356	355
Additional paid-in capital	373,019	371,311
Accumulated deficit	(250,241)	(235,474)
Accumulated other comprehensive loss	(10,592)	(2,408)
Total stockholders’ equity	112,542	133,784
Total liabilities and stockholders’ equity	$750,708	$762,378

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenues
Gaming operations	$42,685	$52,861
Equipment sales	11,628	20,181
Total revenues	54,313	73,042
Operating expenses
Cost of gaming operations(7)	9,993	9,619
Cost of equipment sales(7)	5,208	9,524
Selling, general and administrative	11,640	14,877
Research and development	8,231	8,125
Write-downs and other charges	55	1,016
Depreciation and amortization	24,369	21,533
Total operating expenses	59,496	64,694
(Loss) income from operations	(5,183)	8,348
Other expense
Interest expense	8,342	8,874
Interest income	(52)	(39)
Other expense	4,339	5,260
(Loss) income before income taxes	(17,812)	(5,747)
Income tax benefit (expense)	3,393	5,758
Net (loss) income	(14,419)	11
Less: Net income attributable to non-controlling interests	-	(93)
Net (loss) income attributable to PlayAGS, Inc.	(14,419)	(82)
Foreign currency translation adjustment	(8,184)	642
Total comprehensive (loss) income	$(22,603)	$560

Basic and diluted loss per common share:
Basic	$(0.41)	$-
Diluted	$(0.41)	$-
Weighted average common shares outstanding:
Basic	35,543	35,371
Diluted	35,543	35,371

(7) Exclusive of depreciation and amortization.

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net (loss) income	$(14,419)	$11
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	24,369	21,533
Accretion of contract rights under development agreements and placement fees	1,859	1,271
Amortization of deferred loan costs and discount	492	468
Stock-based compensation expense	1,551	1,196
(Benefit) provision for bad debts	(299)	52
Loss on disposition of assets	49	266
Impairment of assets	6	350
Fair value adjustment of contingent consideration	-	400
Benefit for deferred income tax	(101)	(298)
Changes in assets and liabilities that relate to operations:
Accounts receivable	20,284	(4,155)
Inventories	(5,324)	522
Prepaid expenses	(2,068)	(1,554)
Deposits and other	408	318
Other assets, non-current	3,681	5,268
Accounts payable and accrued liabilities	(11,679)	(13,993)
Net cash provided by operating activities	18,809	11,655
Cash flows from investing activities
Customer notes receivable	(2,301)	-
Business acquisitions, net of cash acquired	-	(50,779)
Purchase of intangible assets	(699)	(1,231)
Software development and other expenditures	(3,756)	(2,669)
Proceeds from disposition of assets	27	109
Purchases of property and equipment	(6,150)	(15,105)
Net cash used in investing activities	(12,879)	(69,675)
Cash flows from financing activities
Repayment of first lien credit facilities	(1,347)	(1,347)
Payment of financed placement fee obligations	(3,444)	(971)
Borrowing on revolver	30,000	-
Payments of previous acquisition obligation	(201)	(157)
Payments on finance leases and other obligations	(333)	(417)
Repurchase of stock	(348)	-
Proceeds from stock option exercise	158	556
Distributions to non-controlling interest owners	-	(57)
Net cash provided by (used in) financing activities	24,485	(2,393)
Effect of exchange rates on cash and cash equivalents	(13)	(2)
Net increase (decrease) in cash and cash equivalents	30,402	(60,415)
Cash, cash equivalents and restricted cash, beginning of period	13,182	70,804
Cash, cash equivalents and restricted cash, end of period	$43,584	$10,389

Supplemental cash flow information:
Non-cash investing and financing activities:
Intangible assets obtained under financed placement fee arrangements	$-	$33,129
Leased assets obtained in exchange for new finance lease liabilities	$254	$494
Leased assets obtained in exchange for new operating lease liabilities	$-	$10,102

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net loss, (loss) income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of Total Revenue.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

(Amounts in thousands)	Three Months Ended March 31,
	2020	2019
Net (loss) income attributable to PlayAGS, Inc.	$(14,419)	$(82)
Income tax (benefit) expense	(3,393)	(5,758)
Depreciation and amortization	24,369	21,533
Other expense	4,339	5,260
Interest income	(52)	(39)
Interest expense	8,342	8,874
Write-downs and other(8)	55	1,016
Other adjustments(9)	702	277
Other non-cash charges(10)	2,555	1,919
Acquisitions and integration related costs including restructuring and severance(11)	452	2,069
Non-cash stock-based compensation	1,551	1,196
Adjusted EBITDA	$24,501	$36,265

(Amounts in thousands, except Adjusted EBITDA margin)	Three Months Ended March 31,
	2020	2019
Total revenues	$54,313	$73,042
Adjusted EBITDA	$24,501	$36,265
Adjusted EBITDA margin	45.1%	49.6%

(8) Write-downs and other includes items related to loss on disposal or impairment of long-lived assets, fair value adjustments to contingent consideration, and acquisition costs.

(9) Other adjustments are primarily composed of professional fees incurred for projects, corporate and public filing compliance, contract cancellation fees, and other transaction costs deemed to be non-operating in nature, as well as costs incurred related to initial public offering, net of costs capitalized to equity and the cost of related secondary offerings.

(10) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract, and non-cash charges related to accretion of contract rights under development agreements.

(11) Acquisition and integration costs primarily relate to costs incurred after the purchase of businesses, such as the purchase of Integrity, to integrate operations and obtain costs synergies. Restructuring and severance costs primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented.

Total Net Debt Leverage Ratio Reconciliation

The following table presents a reconciliation of total net debt and total net debt leverage ratio:

(Amounts in thousands, except net debt leverage ratio)	March 31,	December 31,
	2020	2019
Total principle amount of debt	$562,423	$533,727
Less: Cash and cash equivalents	43,564	13,162
Total net debt	$518,859	$520,565
LTM Adjusted EBITDA	$134,298	$146,062
Total net debt leverage ratio	3.9	3.6

Free Cash Flow

This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

(Amounts in thousands)	Three Months Ended March 31, 2020
Net cash provided by operating activities	$18,809
Purchase of intangible assets	(699)
Software development and other expenditures	(3,756)
Purchases of property and equipment	(6,150)
Free Cash Flow	$8,204

(Amounts in thousands)	Three Months Ended March 31, 2019
Net cash provided by operating activities	$11,655
Purchase of intangible assets	(1,231)
Software development and other expenditures	(2,669)
Purchases of property and equipment	(15,105)
Free Cash Flow	$(7,350)